Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Credit Suisse FI Enhanced Big Cap Growth Exchange Traded Notes due October 22, 2018 Linked to the Russell 1000® Gross Index Total Return	$4,689,680	$604.03

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

April 1, 2014

Pricing Supplement Addendum No. 17 dated April 1, 2014

To Pricing Supplement No. ETN-11/A dated October 21, 2013,

To Prospectus Supplement dated March 23, 2012 and

To Prospectus dated March 23, 2012

Credit Suisse FI Enhanced Big Cap Growth Exchange Traded Notes due October 22, 2018 Linked to the Russell 1000® Gross Index Total Return (“ETNs”)

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22539T563/US22539T5636

NYSE Arca Ticker Symbol:	FIBG

Aggregate Offering Price of ETNs:	$4,689,680

Public Offering Price per ETN:	$46.8968

Principal Amount of ETNs:	$4,078,000

Principal Amount per ETN:	$40.78

Trade Date:	April 1, 2014

Settlement Date:	April 1, 2014

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee, with respect to each ETN that is redeemed prior to the Maturity Date, equal to the product of (i) 0.05% times (ii) the Closing Level of the Index on the Early Redemption Valuation Date or Accelerated Valuation Date, as the case may be, times (iii) the Index Units as of the immediately preceding Trading Day. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-25 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse